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[LOGO]  FISHER SCIENTIFIC
        INTERNATIONAL INC.                                       EXHIBIT 99.1



NEWS RELEASE


Media Contact:                          Investor Contact:
Gia L. Oei, 603-929-2489                Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com        E-mail: Carolyn.Miller@nh.fishersci.com




            FISHER SCIENTIFIC SECURES 98.7 PERCENT OF PERBIO SCIENCE;

               Initiates Mandatory Redemption of Remaining Shares


HAMPTON, N.H., Sept. 24, 2003 -- Fisher Scientific International Inc. (NYSE:
FSH) today announced that it has acquired an additional 5.1 percent of the outstanding shares of Perbio Science AB (Stockholm: PBIO), securing 98.7 percent of the company. Perbio is a $250 million manufacturer and supplier of technologies, products and services to the life-science and biotechnology industries.

     Cash settlement for the additional shares tendered into the offer will occur on or about Sept. 29, and Fisher has undertaken a mandatory redemption of the remaining 1.3 percent of shares.

     After discussions with the Stockholm Stock Exchange, Fisher anticipates that the Perbio shares will be delisted on Sept. 25, with the last day for trading on Sept. 24.

     Fisher assumed operational responsibility for Perbio on Sept. 8, upon cash settlement of 93.6 percent of shares and votes that had been tendered into Fisher's offer by the closing date of Aug. 28.

                                   -- more --
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Fisher Scientific Secures 98.7 Percent of Perbio Shares - 2


ABOUT FISHER SCIENTIFIC INTERNATIONAL INC.

As a world leader in serving science, Fisher Scientific International Inc. (NYSE:FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company's Web site at www.fisherscientific.com.

UNITED STATES

The offer is not being made, and this announcement does not constitute an offer, directly or indirectly, in or into the United States of America or to any resident of the United States of America, and the offer may not be accepted in or from the United States of America.

Forward-looking statements

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.




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